Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the (i) Registration Statement (Post-Effective Amendment No.3 to Form S-1 No. 333-109129 on Form S-3) of Marshall Edwards, Inc. and in the related Prospectus and (ii) the Registration Statement of Form S-3 (No. 333-136440) of Marshall Edwards, Inc. and in the related Prospectus of our report dated September 1, 2006, relating to the consolidated financial statements for the years ended June 30, 2005 and June 30, 2006 appearing in the Annual Report on Form 10-K for the year ended June 30, 2006.
We also consent to the reference to us under the caption “Experts” in the Prospectus of Registration Statement No. 333-136440.
/s/ BDO
BDO
Sydney, NSW, Australia
September 1, 2006